Exhibit 10.4

NCI BUILDING SYSTEMS, INC. 2003 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

As described in the letter notifying Grantee of an award (the “Award Letter”), NCI Building Systems, Inc., a Delaware corporation (the “Company”), has granted to Grantee, pursuant to the provisions of the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan, as in effect on the Grant Date (the “Plan”), a Restricted Stock Unit Award (this “Award”) of the number of units designated in the Award Letter (the “Awarded Units”) each such Awarded Unit representing one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), upon and subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and in the Plan. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to them in the Plan and in the Award Letter. Grantee acknowledges receipt of a copy of the Plan in effect as of the date hereof, the terms and conditions of which are incorporated herein by reference.

1. Effect of the Plan. The Awarded Units granted to Grantee are subject to all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee. This Award shall be subject, without further action by the Company or Grantee, to any amendment, modification, restatement or supplement to the Plan that is beneficial to, or increases the rights of, Grantee. This Award shall not be subject to any amendment, modification, restatement or supplement to the Plan that reduces or adversely affects the rights and benefits available to Grantee hereunder.

2. Grant. This Award shall evidence Grantee’s right to receive a number of shares of Common Stock equal to the number of Vested Awarded Units (as defined below) subject to all tax withholding obligations applicable to the Vested Awarded Units being satisfied. Settlement of the Vested Awarded Units shall be made by the delivery of shares of Common Stock as soon as administratively practicable after vesting, but in no case later than the March 15th following the year in which vesting occurs. Grantee agrees that the Awarded Units shall be subject to all of the terms and conditions set forth in this Agreement and the Plan, including, but not limited to, the forfeiture conditions set forth in Section 4 of this Agreement, the restrictions on assignment set forth in Section 5 of this Agreement and the satisfaction of the Required Withholding as set forth in Section 10 of this Agreement.

3. Vesting Schedule; Service Requirements. Except as provided otherwise in Section 4 of this Agreement, the Awarded Units shall vest if Grantee’s continuing employment or consulting relationship with the Company or any Subsidiary (“Continuous Service”) is not terminated during the period commencing with the Grant Date and ending with the applicable date that such portion of the Awarded Units vest (each, a “Vesting Date”). Awarded Units that have vested pursuant to this Agreement are referred to herein as “Vested Awarded Units,” and Awarded Units that have not yet vested pursuant to this Agreement are referred to herein as

“Unvested Awarded Units.” Subject to the provisions of Section 4 of this Agreement, if Grantee’s Continuous Service is not terminated prior to an applicable Vesting Date, the Awarded Units shall vest as follows:

(i) twenty-five percent (25%) of the Awarded Units shall vest on the first anniversary of the Grant Date;

(ii) twenty-five percent (25%) of the Awarded Units shall vest on the second anniversary of the Grant Date;

(iii) twenty-five percent (25%) of the Awarded Units shall vest on the third anniversary of the Grant Date; and

(iv) the remaining Awarded Units shall vest on the fourth anniversary of the Grant Date.

If an installment of the vesting would result in a fractional Vested Awarded Unit, such installment will be rounded to the next higher or lower Awarded Unit, as determined by the Company, except the final installment, which will be for the balance of the Awarded Units.

4. Conditions of Forfeiture.

(a) Upon any termination of Grantee’s Continuous Service (the “Termination Date”) before all of the Awarded Units become Vested Awarded Units, all Unvested Awarded Units as of the Termination Date shall, without further action of any kind by the Company or Grantee, be forfeited.

(b) Notwithstanding anything to the contrary in this Agreement, the Unvested Awarded Units shall become vested (i) upon the death of Grantee during Grantee’s Continuous Service; (ii) if Grantee suffers a Disability during Grantee’s Continuous Service; (iii) upon Grantee’s cessation of Continuous Service due to retirement at or after attainment of age 65; or (iv) in accordance with the provisions of Section 12(b) of the Plan relating to a Change in Control.

5. Assignment. Grantee may not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any of the Unvested Awarded Units, or any right or interest therein, by operation of law or otherwise. Any transfer in violation of this Section 5 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Awarded Units.

6. Dividend Equivalent Payments. The Company will pay dividend equivalents for each outstanding Awarded Unit in cash as soon as administratively practicable after dividends, if any, are paid on the Company’s outstanding shares of Common Stock. Such payments shall be made no later than March 15th following the year in which the dividends are paid.

7. Shareholder Rights. Grantee shall have no shareholder rights, including voting or dividend rights, with respect to shares of Common Stock represented by the Awarded Units subject to the Award unless and until such time as shares of Common Stock have been issued pursuant to Section 2.

8. Capital Adjustments and Corporate Events. If, from time to time during the term of this Agreement, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration (including stock dividends accounted for as a stock split), the Unvested Awarded Units shall be adjusted in accordance with the provisions of Section 12 of the Plan. Any and all new, substituted or additional securities to which Grantee may be entitled by reason of Grantee’s ownership of the Unvested Awarded Units hereunder because of a capital adjustment shall be immediately subject to the forfeiture provisions of this Agreement and included thereafter as “Unvested Awarded Units” for purposes of this Agreement.

9. Refusal to Transfer. Grantee’s rights to the Awarded Units and the payment for or the issuance and delivery of Common Stock in exchange for such Awarded Units are subject to compliance with all applicable requirements of law. In addition, the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted.

10. Tax Matters.

(a) At the time of issuance of Common Stock upon the vesting of the Awarded Units, the Company shall withhold an appropriate number of shares of Common Stock, having a Fair Market Value determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date prior to the vesting, equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to this Award. The distribution of Common Stock described in Section 2 will be net of such shares of Common Stock that are withheld to satisfy applicable taxes pursuant to this Section 10.

(b) In lieu of withholding of shares of Common Stock as provided in Section 10(a), the Committee may, in its discretion, authorize tax withholding to be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes.

(c) Grantee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of this Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of the Award.

11. Covenants of Grantee.

(a) For the period beginning on the Grant Date through the fifth anniversary of the Grant Date, Grantee shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then existing manufacturing facility of the Company and its subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, doors, windows or other metal components of a building structure), coated or painted steel or metal coils, coil coating or painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its subsidiaries and affiliates during the Continuous Service of Grantee. Ownership by Grantee of equity securities of the Company, or of equity securities in other publicly owned companies constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant.

(b) For the period beginning on the Grant Date through the fifth anniversary of the Grant Date, Grantee shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) hire, seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its subsidiaries and affiliates, (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Subsidiaries and affiliates to leave the employment or service of the Company or its Subsidiaries and affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Subsidiaries and affiliates unless required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Subsidiaries or affiliates with whom Grantee dealt, directly or indirectly, during his engagement with the Company or its Subsidiaries or affiliates.

(c) Prior to the vesting of Grantee’s Unvested Awarded Units, for purposes of the covenants made in this Section 11, the Company promises to provide Grantee (as is necessary for Grantee’s position) with various trade secrets and proprietary and confidential information consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the “Trade Secrets”), which are owned by the Company and regularly used in the operation of its business, but in connection with which the Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. Grantee acknowledges and agrees that the Trade Secrets (a) are secret and not known in the industry or to the public; (b) are entrusted to him after being informed of their confidential and secret status by the Company and because of the fiduciary position occupied by him with the Company; (c) have been developed by the Company for, and on behalf of, the Company through substantial expenditures of time, effort and money and are used in its business; (d) give the Company an advantage over competitors who do not know or use the Trade Secrets; (e) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (f) the Trade Secrets are valuable, special and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. Grantee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, during his Continuous Service with the Company, or at any time thereafter, except as required in the course of his Continuous Service with the Company. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Grantee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances without the prior written consent of the Board of Directors of the Company (except in the ordinary course of business during Grantee’s Continuous Service with the Company), and in any event shall be promptly delivered to the Company upon termination of Grantee’s Continuous Service for any reason. Grantee agrees that, upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, he shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Chairman of the Board and Chief Executive Officer of the Company. For this purpose, Grantee irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in his name, place and stead to perform any act that he might perform to defend and protect against any disclosure of any Trade Secrets.

(d) For the period beginning on the Grant Date through the fifth anniversary of the Grant Date, Grantee shall not for any reason whatsoever (whether or not related to this Agreement or the Awarded Units) institute any legal proceedings against the Company, any of its subsidiaries, or any of its officers, directors, agents or representatives.

(e)    (i) The parties hereto intend all provisions of subsections (a), (b), (c) and (d) of this Section 11 to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of subsections (a), (b), (c) or (d) of this Section 11 is too broad to be enforced as written, the parties intend that the court may reform the provision to such narrower scope as it determines to be reasonable and enforceable, and, in the event the court reforms Section 11(a) hereof, the Company may elect to either accept enforcement of the provision as so modified or require the return of cash or Shares as set forth in Section 11(e)(ii). In addition, however, Grantee agrees that the non-competition agreements, non-employment agreements, non-disclosure and no litigation agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall survive this Agreement. The existence of any claim or cause of action of Grantee against the Company, except for a breach of this Agreement by the Company or its subsidiaries, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Grantee contained in the non-competition, non-employment, non-disclosure and no litigation agreements.

(ii) If in connection with the challenge by Grantee of any provision of Section 11(a), any court of competent jurisdiction determines that the non-competition agreement in Section 11(a) hereof is void or unenforceable or modifies Section 11(a) and the Company declines to accept the modification, Grantee agrees to return to the Company an amount equal to 80% of the total value awarded Grantee under this Award, whether in the form of (A) Vested Awarded Units still owned by Grantee, (B) cash or other immediately available funds in an amount equal to the then fair market value of the Vested Awarded Units determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date such determination is made, or (C) any combination of (A) and (B).

(f) Grantee hereby agrees that a breach of any of the provisions of this Section 11 would cause irreparable injury to the Company and its Subsidiaries and affiliates, for which they would have no adequate remedy at law. If Grantee breaches or threatens to breach any of the covenants set forth in this Section 11, then without regard for any provision to the contrary, including Section 14 hereof, the Company shall have the right to immediately seek injunctive relief from a court having jurisdiction for any actual or threatened breach of this Section 11 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that Grantee hereby waives any such requirement). Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law, in equity or otherwise. Grantee hereby agrees that upon receipt of notice of the Company’s intent to seek injunctive relief, Grantee will not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any of the Vested Awarded Units, or any right or interest therein, pending the final resolution of such injunctive relief proceeding. In addition, Grantee shall, within ten (10) business days after it is ultimately determined that he has committed such a breach hereof, whether in an injunctive proceeding brought under this Section 11(f) or pursuant to the dispute resolution provisions of Section 14 hereof reimburse the Company an amount equal to the then fair market value of the Vested Awarded Units determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date such determination is made; which amount shall be paid to the Company in cash or other immediately available funds.

(g) By acceptance of this Agreement, Grantee agrees to cooperate with, provide information to, and to participate in such exams and activities as requested by the Company, if the Company, in its sole discretion, elects to obtain insurance or make other financial arrangements to fund or otherwise assure or assist in the performance and satisfaction of the Company’s obligations and liabilities under this Agreement.

12. Entire Agreement; Governing Law. The Plan and this Agreement constitute the entire agreement of the Company and Grantee (collectively, the “Parties”) with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof. If there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern. Nothing in the Plan and this Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any person other than the Parties. The Plan and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Texas, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the Parties. Should any provision of the Plan or this Agreement relating to the Awarded Units (excluding for this purpose the provisions of Section 11(a), which is addressed in Section 11(e)) be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

13. Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in this Agreement are inserted for convenience and shall not be deemed a part of the Award or this Agreement for construction or interpretation.

14. Dispute Resolution. Except as provided in Section 11 hereof, the provisions of this Section 14 shall be the exclusive means of resolving disputes of the Parties (including any other persons claiming any rights or having any obligations through the Company or Grantee) arising out of or relating to the Plan and this Agreement. The Parties shall attempt in good faith to resolve any disputes arising out of or relating to the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy. Either Party may commence negotiations by delivering to the other Party a written statement of the Party’s position and the name and title of the individual who will represent the Party. Within thirty (30) days of the written notification, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation within ninety (90) days of the written notification of the dispute, either Party may file suit and each Party agrees that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the Southern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Harris County, Texas) and that the Parties shall submit to the jurisdiction of such court. The Parties irrevocably waive, to the fullest extent permitted by law, any objection a Party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 14 shall for any reason be held invalid or unenforceable, it is the specific intent of the Parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

15. Nature of Payments. Any and all grants of Awarded Units hereunder shall constitute special incentive payments to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (b) any agreement between the Company and Grantee, except as such plan or agreement shall otherwise expressly provide.

16. Amendment; Waiver. This Agreement may be amended or modified only by means of a written document or documents signed by the Company and Grantee. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

17. Notice. Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other

Party at the Company’s principal executive office or the address of Grantee in the records and books of the Company, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 17.

18. Section 409A. Notwithstanding anything in this Agreement to the contrary, if any provision in this Agreement would result in the imposition of an applicable tax under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and related regulations and United States Department of the Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect Grantee’s rights under this Agreement.

BY ACCEPTING THIS AGREEMENT, GRANTEE ACKNOWLEDGES AND AGREES THAT THE RESTRICTED STOCK UNITS SUBJECT TO THIS RESTRICTED STOCK UNIT AWARD SHALL VEST AND THE FORFEITURE PROVISIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE RESTRICTED STOCK UNIT AWARD). GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF GRANTEE’S CONTINUOUS SERVICE. Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. Grantee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan. Grantee hereby agrees that all disputes arising out of or relating to this Agreement and the Plan shall be resolved in accordance with Section 14 of this Agreement. Grantee further agrees to notify the Company upon any change in the address for notice indicated in this Agreement.